Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 1, 2011 (November 18, 2011 as to the effect of the retrospective presentation of the Shopzilla business, the Company’s Interactive Services segment, as discontinued operations) relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries (which report expressed an unqualified opinion and included explanatory paragraphs regarding the allocation of certain general corporate overhead expenses from the E. W. Scripps Company for periods prior to the separation of Scripps Networks Interactive, Inc., the retrospective application of Accounting Standards Codification (ASC) 810, Consolidation (formerly Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements), which became effective January 1, 2009, and the retrospective presentation of Scripps Networks Interactive, Inc.’s Shopzilla business, the Company’s Interactive Services segment, as discontinued operations), and our report dated March 1,2011 relating to the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Scripp Networks Interactive, Inc., dated November 18, 2011, and to the reference of us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

November 28, 2011